Exhibit 2.j.2

                               CUSTODIAN AGREEMENT


       THIS CUSTODIAN AGREEMENT (the "Agreement") dated as of August 27, 1997, is entered into by and between AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation ("ACS") and RIGGS BANK N.A., a national banking association ("Riggs").


                              PRELIMINARY STATEMENT


       WHEREAS, ACS has requested that Riggs act as custodian (the "Custodian") for the purpose of receiving and holding certain property from time to time.

       WHEREAS, Riggs is willing to act in such capacity as Custodian.

       NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

       SECTION 1.01 Definitions. As used herein, the following terms shall have the meanings assigned thereto below:

       "Authorized Employee" means any ACS employee listed on Schedule I hereto and any other ACS employee hereafter authorized in writing by an existing Authorized Employee to act as an Authorized Employee of ACS hereunder; provided, however, that any Authorized Employee may send the Custodian a notice informing them of any other Authorized Employee who ceases to be an Authorized Employee.

       "Property" means securities, notes, loan documents, loan files and other property reasonably acceptable to Riggs.

       "Termination Date" means the date upon which this Agreement is terminated pursuant to Section 4.05 hereto.


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                                       .2.


                                    ARTICLE 2
                                    CUSTODIAN

       SECTION 2.01 Designation and Appointment of Riggs as Custodian. Riggs is hereby designated as, and hereby agrees to perform the duties and obligations of, the Custodian under and as set forth in this Agreement. Riggs shall serve as Custodian from the date hereof until the Termination Date.

       SECTION 2.02 Duties of Custodian. At all times that Riggs shall be the Custodian, it shall duly discharge its duties of receiving and holding the Property in accordance with this Agreement. As to any matters not expressly provided for by this Agreement, the Custodian shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of ACS (executed by an Authorized Employee); provided, however, that the Custodian shall not be required to take any action which is contrary to this Agreement or applicable law, or which is not reasonably incidental to its duties and responsibilities under this Agreement or is of a type unrelated to its business.

       SECTION 2.03 Property. (a) From time to time ACS may deliver Property to the Custodian. At all times, ACS shall remain the owner of the Property. All such Property shall be held by the Custodian pursuant to the terms of this Agreement. Such Property shall be placed by the Custodian for safekeeping in a fireproof vault (or similar safekeeping device) located on the Custodian's premises and shall be held in a manner which allows such Property to be released within two business days following the Custodian's receipt of notice pursuant to the terms set forth in Section 2.04 below.

       (b) Property held by the Custodian shall at all times be individually segregated from the securities and other property of all persons other than ACS and marked in an appropriate manner (including by attaching tags or labels to the Property or by placing the Property in labeled containers that contain only ACS Property) to identify clearly ACS' ownership, both upon physical inspection thereof and upon examination of the books and records of Custodian.


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                                       .3.


       SECTION 2.04 Removal of Property. (a) ACS shall have the unlimited right, upon written notice (by facsimile or otherwise), to remove all or any portion of the Property from the Custodian.

       (b) Other than as described in the this Section 2.04 and as otherwise required by law, the Custodian shall have no authority to release any Property.


       SECTION 2.05 No Liens or Encumbrances. The Custodian hereby agrees not to assert any statutory or possessory liens or encumbrances of any kind with respect to the Property, and hereby waives all such liens and encumbrances. The Custodian shall not assign, hypothecate, pledge or otherwise dispose of any Property, except pursuant to written instructions of ACS and only for the account of ACS.

       SECTION 2.06 Maintenance of Records. The Custodian shall implement and maintain administrative and operating procedures pursuant to which it shall keep and maintain all records and information necessary to permit the regular identification of all Property held or released by it.

       SECTION 2.07 Reports; Visitation Rights; Other Information. (a) The Custodian shall furnish to ACS a monthly report (a "Report"), setting forth, (i) the Property held by the Custodian as of the Report's date (the "Report Effective Date") and as of the Report Effective Date for the immediately preceding Report, (ii) the Property delivered to the Custodian since the Report Effective Date for the immediately preceding Report, and (iii) the Property released by the Custodian since the Report Effective Date for the immediately preceding Report. For purposes of clauses (ii) and (iii) above with respect to the first Report delivered by the Custodian hereunder, "the Report Effective Date for the immediately preceding Report" shall be deemed to mean the date on which the Property is initially delivered to the Custodian hereunder.

       (b) From time to time, upon reasonable prior notification, during normal business hours, any Authorized Employee shall have the right (i) to visit the Custodian's office where the Property is maintained, (ii) to examine the facilities for the storage and safekeeping of the


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                                       .4.


Property, (iii) to review the procedures with which such Property is stored and catalogued, (iv) to examine and make copies of and abstracts from any documents relating to the Property, and (v) to discuss matters relating to the Property and the Custodian's performance hereunder with any officer of the Custodian having knowledge of such matters.

       (c) The Custodian shall provide to ACS such other information concerning the Property as it may from time to time reasonably request.

       SECTION 2.08 Custodian's Liability. The Custodian shall have no liability whatsoever by reason of any error of judgment for any act done or step taken or omitted by it, or for any mistake of fact or law for anything which it may do or refrain from doing in connection herewith, unless caused by or arising out of its own negligence or willful misconduct.


                                    ARTICLE 3
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

       SECTION 3.01 Representations and Warranties of the Custodian. The Custodian hereby represents and warrants to ACS as follows:

       (a) The Custodian (i) is a national banking association duly incorporated, validly existing and in good standing under the laws of the United States of America; (ii) shall at all times during the effectiveness of this Agreement maintain an aggregate capital, surplus, and undivided profits of not less than $500,000; and (iii) has all required corporate power and authority to enter into and perform its obligations under this Agreement.

       (b) The execution, delivery and performance by the Custodian of this Agreement have been duly authorized by all necessary corporate action on the part of the Custodian.

       (c) The Custodian has, and has created, no liens against any Property.

       (d) There are no actions or proceedings pending or, to the actual knowledge of any officers of the Custodian, threatened against it before any court or other


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                                       .5.


governmental authority (A) which question the validity or enforceability of this Agreement; or (B) which, if determined adversely to the position of the Custodian, would materially and adversely affect the ability of the Custodian to perform its obligations as Custodian under this Agreement.

       (e) This Agreement has been duly executed and delivered by the Custodian.


                                    ARTICLE 4
                                  MISCELLANEOUS

       SECTION 4.01 Fees and Expenses of the Custodian. ACS agrees to pay the Custodian an annual fee of $10,000 (the "Custodian Fee") for the services rendered hereunder. Such fee shall be in effect for one year from the date hereof. The fee for periods thereafter shall be subject to negotiation by the parties.

       SECTION 4.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

       SECTION 4.03 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective upon receipt, or in the case of delivery by facsimile copy, when verbal communication of receipt is obtained.

       SECTION 4.04 Binding Effect; Assignability; Term. This Agreement shall be binding upon and inure to the benefit of ACS and the Custodian and their respective successors and permitted assigns. ACS may assign at any time its rights and obligations hereunder and interests herein without the consent of the Custodian. The Custodian may not assign any of its rights, duties and


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                                       .6.


obligations hereunder or any interest herein without ACS's prior written consent. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date, provided, however, that the provisions of Section 2.08 shall be continuing and shall survive the termination of this Agreement.

       SECTION 4.05 Resignation and Removal. The Custodian may resign at any time by giving written notice thereof to ACS not less than 120 days prior to the effective date of such resignation. The Custodian may be removed by ACS at any time, with or without cause, by giving written notice thereof to the Custodian not less than ten (10) days prior to the effective date of such removal. Upon any such resignation or removal, ACS shall have the right to appoint a successor Custodian. Any such successor shall, upon its acceptance thereof, succeed to and become vested with all the rights, powers, privileges and duties of the retiring Custodian, and the retiring Custodian shall be discharged from its duties and obligations as Custodian under this Agreement.

       SECTION 4.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws and decisions of the State of Maryland.

       SECTION 4.07 Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                                       .7.


       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                  AMERICAN CAPITAL STRATEGIES, LTD.




                                  By ___________________________________
                                  Name:
                                  Title:
                                  Notice Address:
                                    3 Bethesda Metro Center
                                    Suite 860
                                    Bethesda, Maryland  20814
                                    Attn: Chief Financial Officer
                                    Telecopier:  (301) 654-6714




                                  RIGGS BANK N.A.,
                                  as Custodian




                                  By ___________________________________
                                  Name:
                                  Title:
                                  Notice Address:
                                    808 17th Street, N.W.,
                                    Washington, D.C.  20006
                                    Attn:
                                    Telecopier:  (202)    -


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                                    Schedule I

                               AUTHORIZED EMPLOYEES



            Malon Wilkus
            Adam Blumenthal
            Stephen L. Hester
            Samantha Blizzard